Exhibit - 10.14
Supplementary Agreement to Lease Agreement dated on 5th September 2004

Party A: Shanghai Kaihong Electronic Co., Ltd
Add: Chenchun Road East-end, Xingqiao Town, Songjiang District, Shanghai

Party B: Shanghai Dinghong Electronic Co., Ltd
Add: No. 999, Chenchun Road, Xingqiao Town, Songjiang District, Shanghai

Whereas,
Party A and Party B have entered into a Lease Agreement for the rental of part of the Multi-Purpose Four-Stored Building as well as the Dormitory Building at No.375 of the Land in Songjiang District, Shanghai as of September 5th 2004. Such Agreement has been in effect and performed by the two parties thus far. Hereby, based on amiable negotiation, both parties agree to further enter into the following clauses as a Supplementary Agreement regarding the lease of the first and second floors of the Dormitory Building thereof:

Lease of Area
The first and second floors of the Dormitory Building cover a total building area of 1,796 square meters including 40 rooms. Party A shall inform Party B of rooms needed at the beginning of each quarter, and both parties shall sign an Annex to this Supplementary Agreement. The Annex shall be deemed as a complementary agreement to the Supplementary Agreement and of the same effectiveness.

2. Rental
The Parties agree that the rent of the first and second floors shall be RMB29.8 per square meter per month and the area of each room is 44.9 square meters, so the monthly rental per dormitory room shall be RMB $1,338.02.

3. Deposit
As for the lease of the first and second floors, Party A shall pay a deposit to Party B amounting to one month rental within 10 days after signing the Annex to this Supplementary Agreement. Part B will refund the deposit to Part A after 2 weeks of termination of the Supplementary Agreement.

4. Term of Lease
The term of lease of the first and second floors shall commence from the date of signing an Annex to this Supplementary Agreement till September 4, 2009, with an automatic renewal for every five(5) years, unless Party A gives a termination notice no less than 30 days prior to the expiration of any Lease Term. Effective in its business and operation period, Party A has the priority to the lease area defined herein and Party B shall not terminate this Supplementary Agreement without a reasonable cause unless otherwise Party A agrees in writing. During renewal, items relating to rental herein could be re-negotiated and adjusted with a reference to the then prevailing market rentals.

5. This Supplementary Agreement shall be deemed as a complementary agreement to the Lease Agreement and of the same effectiveness. In cases of matters not covered herein, the Lease Agreement shall be used as a reference.

6. Any Exhibit to this Supplementary Agreement shall constitute to be a part of the entire Supplementary Agreement.

7. This Supplementary Agreement is valid in both Chinese and English versions.

8. This Supplementary Agreement is effective as of January 1, 2006.

Party A: Shanghai Kaihong Electronic Co., Ltd	Party B: Shanghai Dinghong Electronic Co., Ltd
Representative: /s/: Joseph Liu Joseph Liu	Representative: /s/: Qin-Zhu, Zhang Qin-zhu, Zhang
Date of Signature: March 15, 2006	Date of Signature: March 15, 2006